Exhibit 10.1

AVALARA, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY

(Amended and restated as of July 25, 2019)

Cash Compensation.  Under the outside director compensation policy of Avalara, Inc. (the “Company”), all non-employee directors will be entitled to receive the following cash compensation, which shall be paid in arrears in equal quarterly installments for services rendered during each quarter of the calendar year and shall be due and payable as soon as practicable after the first day of the quarter immediately following the quarter in which such services are rendered (i.e., as soon as practicable after January 1, April 1, July 1 and October 1) and pro-rated to reflect the actual number of days served during such quarter:

Retainer	Amount

Board of Directors	$ 32,000

Chair of Committee:
Audit	20,000
Compensation and Leadership Development	11,000
Nominating and Corporate Governance	7,500

Committee member:
Audit	7,500
Compensation and Leadership Development	5,000
Nominating and Corporate Governance	3,500

Lead independent director	15,000

Equity Compensation.  Under the outside director compensation policy, on the date of each annual meeting of the Company’s shareholders, beginning with the 2019 annual meeting of shareholders, each non‑employee director who is a continuing director following the meeting automatically will be granted an equity award having a value of $150,000 (the “annual award”).

The annual award will be comprised of stock options and restricted stock units (“RSUs”) granted under the Company’s 2018 Equity Incentive Plan, as may be amended and restated from time to time (the “2018 Plan”), each having a grant date fair value of approximately 50% of the aggregate value of the annual award (with any resulting fractional shares rounded down to the nearest whole share). The grant date fair value of the stock options and RSUs will be calculated in accordance with ASC Topic 718 (based on the valuation methodology then used by the Company to value stock options and RSUs for financial reporting purposes). Each annual award will fully vest and become exercisable or payable, as applicable, upon the earlier of the one-year anniversary of the grant date or the day prior to the Company’s next annual meeting of shareholders occurring after the grant date (the “vesting date”), in each case subject to the individual’s continued service through the vesting date, except as permitted below. Each annual award will fully vest and become exercisable or payable, as applicable, upon a change in control, as defined in the 2018 Plan.

The per share exercise price for stock options will be equal to the closing price of the Company’s common stock on the grant date (or if the common stock is not trading on that date, the closing price on the last preceding date on which the common stock was traded). Each stock option will expire ten years from the grant date, subject to earlier termination as set forth in the 2018 Plan upon a termination of service.

For annual awards made on or after the 2019 annual meeting of shareholders, in the event a non‑employee director’s service terminates for any reason other than for cause, as defined in the 2018 Plan, prior to the vesting date of an annual award and the non-employee director has served less than five continuous years as a director, the annual award will become vested as to a pro rata portion based on the number of full months of service that has elapsed between the grant date of the annual award and the director’s termination date. In the event a non-employee director’s service terminates for any reason other than for cause on or after five years of continuous service, the annual award will become fully vested. In the event of such termination, the vested portion of the annual RSUs will be payable as soon as practicable on or following the vesting date for the annual awards that next follows the non-employee director’s termination (but in any event within 75 days of the vesting date). In the event of termination for cause, no portion of the annual award will accelerate in vesting.

In the event that a non‑employee director is initially elected or appointed on any date other than the date of an annual meeting of shareholders, the director will, instead, automatically receive the annual award on the date of initial election or appointment, except that the value of the award will be prorated to reflect the number of days that the director will serve based on a period of time commencing on the date of initial election or appointment and ending on the one-year anniversary of the previous annual meeting (the “prorated annual award”).  In all other respects, the terms and conditions of the prorated annual award, including the vesting schedule, will be the same as the annual award granted on the previous year’s annual meeting date.